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                                                                 LEHMAN BROTHERS
                                                           555 California Street
                                                 San Francisco, California 94104
                                                                  (415) 274-5263

                           WYNN'S INTERNATIONAL, INC.

                           OFFER TO PURCHASE FOR CASH
                   UP TO 1,100,000 SHARES OF ITS COMMON STOCK
                 (INCLUDING THE ASSOCIATED JUNIOR PARTICIPATING
                        PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $25.00
                         NOR LESS THAN $22.00 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY,
                  APRIL 22, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                  March 26, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Wynn's International, Inc., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 1,100,000 shares of its Common Stock, $1.00 par value per share (the "Shares") (including the associated Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 3, 1989, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent), at a price, net to the seller in cash, not greater than $25.00 nor less than $22.00 per Share, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated March 26, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer"). We enclose the materials listed below relating to the Offer.

    Upon the terms and subject to the conditions of the Offer, the Company will determine a single per Share price (not greater than $25.00 nor less than $22.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 1,100,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn at prices not greater than $25.00 nor less than $22.00 per Share) pursuant to the Offer. All Shares properly tendered and not withdrawn at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender terms thereof. No separate consideration will be paid for the Rights. The Company will return all Shares not purchased under the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price, Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase. See Section 1 of the Offer to Purchase. Unless the Rights are redeemed by the Company prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the Rights. Unless the context requires otherwise, all references herein to the Shares shall include the Rights.

    If, prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), more than 1,100,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from all Odd Lot Owners (as defined in Section 2 of the Offer to Purchase) who properly tender all (and do not withdraw any) of their Shares at or below the Purchase Price and then, subject to the conditional tender provisions described in Section 3 of
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the Offer to Purchase, on a pro rata basis, if necessary, from all other stockholders whose Shares are properly tendered and not withdrawn at or below the Purchase Price.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER. SEE SECTION 6 OF THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offer to Purchase, dated March 26, 1997;

    2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    3. Letter, dated March 26, 1997, from James Carroll, Chairman of the Board and Chief Executive Officer of the Company, and John W. Huber, President and Chief Operating Officer of the Company, to stockholders of the Company;

    4. Letter of Transmittal for your use and for the information of your clients (together with Substitute Form W-9 and guidelines);

    5. Notice of Guaranteed Delivery to be used to accept the Offer if Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis; and

    6. Return envelope addressed to Harris Trust Company of New York, the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 22, 1997, UNLESS THE OFFER IS EXTENDED.

    No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any other persons for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, as described in the Offer to Purchase). The Company will, however, upon request through the Information Agent, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents must be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in Section 3 of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal, or an Agent's Message in connection with a book-entry

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transfer, and any other documents required by the Letter of Transmittal, must be received by the Depositary no later than 5:00 p.m., New York City time, on the third New York Stock Exchange, Inc. trading day after the date of execution of the Notice of Guaranteed Delivery.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 8 OF THE OFFER TO PURCHASE.

    Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent, D. F. King & Co., Inc., telephone (800) 207-2014.

                                          Very truly yours,

                                          LEHMAN BROTHERS

Enclosures

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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